UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A/A

(AMENDMENT NO. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Midas, Inc.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	36-4180556
(STATE OF INCORPORATION OR ORGANIZATION)	(I.R.S. EMPLOYER IDENTIFICATION NO.)

1300 Arlington Heights Road Itasca, Illinois	60143
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)	(ZIP CODE)

IF THIS FORM RELATES TO THE REGISTRATION OF A CLASS OF SECURITIES PURSUANT TO SECTION 12(B) OF THE EXCHANGE ACT AND IS EFFECTIVE PURSUANT TO GENERAL INSTRUCTION A.(C), PLEASE CHECK THE FOLLOWING BOX. ☒	IF THIS FORM RELATES TO THE REGISTRATION OF A CLASS OF SECURITIES PURSUANT TO SECTION 12(G) OF THE EXCHANGE ACT AND IS EFFECTIVE PURSUANT TO GENERAL INSTRUCTION A.(D), PLEASE CHECK THE FOLLOWING BOX. ☐

Securities Act registration statement file number to which this form relates:

                                                                                                                                   (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of Each Exchange on Which Each Class is to be Registered
Preferred Stock Purchase Rights	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

(Title of Class)

Item 1.	Description of Securities To Be Registered.

Item 1 of the Form 8-A filed by Midas, Inc., a Delaware corporation (the “Company”), on December 11, 2007 is amended and supplemented by adding the following:

On December 14, 2009, Midas, Inc. (the “Company”) and Computershare Trust Company, N.A., as rights agent under the Rights Agreement (the “Rights Agreement”), dated as of December 7, 2007, between the Company and Computershare Trust Company, N.A., as successor rights agent to National City Bank, entered into Amendment No. 1 to Rights Agreement (the “Rights Amendment”). The Rights Amendment exempts certain institutional investors from the definition of Acquiring Person (as defined in the Rights Agreement) to the extent that such investors have Beneficially Owned (as defined in the Rights Agreement) more than 5% of the Company’s outstanding common stock during the preceding three years and do not Beneficially Own (as defined in the Rights Agreement) 24.5% or more of the Company’s outstanding common stock.

The foregoing summary of the Rights Amendment does not purport to be complete and is qualified in its entirety by reference to the Rights Amendment, which is incorporated herein by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 15, 2009.

Item 2.	Exhibits.

4.1	Amendment No. 1 to Rights Agreement, dated as of December 14, 2009, between Midas, Inc. and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on December 15, 2009).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

MIDAS, INC.

Dated: December 15, 2009	By:	/s/ WILLIAM M. GUZIK
	Name:	William M. Guzik
	Title:	Executive Vice President and Chief Financial Officer